Exhibit 3.63

STATE OF HAWAII

DEPARTMENT OF REGULATORY AGENCIES

Honolulu, Hawaii

In the Matter of the Amendment of

the Articles of Association of

E. E. BLACK, LIMITED

CERTIFICATE RE AMENDMENT OF THE ARTICLES OF ASSOCIATION

The undersigned, ROBERT E. BLACK and CLARK J. HASTERT, both of Honolulu, Hawaii, being first duly sworn on oath, depose and say that they are respectively the president and secretary of E. E. BLACK, LIMITED, and were the presiding officer and secretary, respectively, at the special meeting of the stockholders of the corporation, held at the office of the corporation at 401 Kamakee Street, Honolulu, Hawaii, on December 24, 1965, duly called for the purpose of amending the Articles of Association of the corporation; that at said meeting on December 24, 1965, there were present in person or represented by proxy 2,335 shares out of a total of 2,360 shares of common stock outstanding and entitled to vote for such purposes; and that at said meeting the following resolution was adopted by a vote of 2,335 shares of common stock:

RESOLVED that the number of shares and the par value of the shares of common stock of E. E. BLACK, LIMITED be changed from 4,000 shares of par value of $100 each to 400,000 shares of the par value of $1 each, so that the authorized capital stock shall be, as heretofore, $400,000; and

RESOLVED that Article 4 of the Articles of Association of E. E. BLACK, LIMITED, be amended to read as follows:

4.             The capital stock of the Company shall be Four Hundred Thousand Dollars ($400,000) represented by Four Hundred Thousand (400,000) shares of common stock of the par value of One Dollar ($1) per share.  The Company may increase its capital stock from time to time to an amount, comprising all classes of capital stock, common and preferred, not exceeding Ten Million Dollars ($10,000,000).  The Company may issue two or more classes of stock with such preferences, voting powers, restrictions and qualifications thereof as shall be fixed in the resolution authorizing the issue thereof.  The Company shall have the power to reduce its capital stock and to reduce or increase the par value of the shares of any class thereof in the manner provided by law.

AND FURTHER RESOLVED that the proper officers of the corporation shall issue new certificates for common shares having a par value of $1 per share and one hundred shares for each share now held by each stockholder in exchange for the certificates representing its shares now held by each stockholder.

/s/Robert E. Black
President

/s/Clark J. Hastert
Secretary